EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 24, 2025, relating to the consolidated financial statements of Apollo Global Management, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, which is incorporated by reference from Registration Statement 333-286493 on Form S-4.

We also consent to the reference to us under the heading “Experts” in Registration Statement No. 333-286493 on Form S-4, which is incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

September 2, 2025